Filed pursuant to Rule 424(b)(3)

Registration No. 333-268970

PROSPECTUS SUPPLEMENT NO. 3

(to Proxy Statement/Prospectus dated December 27, 2023)

PROXY STATEMENT FOR SPECIAL MEETING OF
SIZZLE ACQUISITION CORP.

AND PROSPECTUS FOR UP TO 14,559,271 ORDINARY SHARES, 7,750,000
WARRANTS, AND 7,750,000 ORDINARY SHARES ISSUABLE UPON
EXERCISE OF WARRANTS
OF
CRITICAL METALS CORP.

In connection with the proposed business combination among Sizzle Acquisition Corp., a Delaware corporation (“Sizzle”), European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco” or “Critical Metals”) and Project Wolf Merger Sub Inc., a Delaware corporation, Critical Metals filed a registration statement on Form F-4 (File No. 333-268970) (as amended, the “Registration Statement”), which includes a proxy statement to be sent to Sizzle stockholders and a prospectus for the registration of Critical Metals securities in connection with the proposed business combination. The Registration Statement was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 27, 2023. This is a Supplement (this “Supplement”) to the definitive proxy statement of Sizzle and prospectus of Critical Metals, dated December 27, 2023 (the “Proxy Statement/Prospectus”).

This Supplement is being filed to update and supplement the information previously included in the Proxy Statement/Prospectus with the information contained in Critical Metals’ Report of Foreign Private Issuer on Form 6-K filed with the SEC on March 28, 2024.  Accordingly, we have attached the 6-K to this Supplement.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits before investing in Critical Metals’ securities. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 83 of the Proxy Statement/Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION (AS DEFINED IN THE PROXY STATEMENT/PROSPECTUS) OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Supplement to the Proxy Statement/Prospectus is dated March 28, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2024

Commission File Number: 001-41973

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒    Form 40-F ☐

EXPLANATORY NOTE

On March 28, 2024, Critical Metals Corp. (the “Company”) issued (i) unaudited condensed consolidated interim financial statements of European Lithium (AT) Investments Limited (“ELAT”) for the six months ended December 31, 2023, (ii) unaudited condensed interim financial statements of Critical Metals Corp. for the six months ended December 31, 2023, and (iii) management’s discussion and analysis of financial condition and results of operations (the “MD&A”) for the six months ended December 31, 2023. A copy of ELAT’s unaudited condensed consolidated interim financial statements is attached hereto as Exhibit 99.1. A copy of the Company’s unaudited condensed interim financial statements is attached hereto as Exhibit 99.2. A copy of the MD&A is attached hereto as Exhibit 99.3.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Condensed Consolidated Interim Financial Statements of European Lithium (AT) Investments Limited for the Six Months Ended December 31, 2023 and December 31, 2022
99.2	Unaudited Condensed Interim Financial Statements of Critical Metals Corp. for the Six Months Ended December 31, 2023 and the Period from October 14, 2022 (Inception) through December 31, 2022
99.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended December 31, 2023 and December 31, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Critical Metals Corp.

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman

Date: March 28, 2024

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